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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                                       Re: North Atlantic Trading Company, Inc.
                                           Registration on Form S-4


We are aware that our report dated April 29, 1997, except for certain information included in Note 4 for which the date is June 15, 1997, on our review of interim consolidated financial information of NTC Holding, LLC for the period ended March 31, 1997 is included in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.
Louisville, Kentucky
July 18, 1997